Exhibit H

Corporate and Subsidiaries Organization Chart

Lelantos Holdings Corporate & Subsidiary Organization Chart

Lelantos Holdings Inc.

Sean Land
President of Business Development/BOD

Nathan Puente
CEO/BOD

Joshua Weaver
COO/BOD

Patrick Morris
Chief Counsel

Elliot Krug
Controller

LELANTOS ENERGY

Sean Land
President

Nathan Puente
CEO

Lloyd Wilford
Chief Technical Consultant

Joshua Weaver
COO

Casey McCormick
Operations Director

eco Management Systems

Amy Ritter
President of Operations/ Founder

Isaac Curiel
President of Construction/Founder

Sean Land
Director of Sales

Elanor Cantu
Vice President of Operations

Joshua Weaver
Director of Commercial Sales Operations

Jacarra Sansom
Procurement Manager

Cindy Gonalez
Construction Manager

Robert Grossman
Finance Manager